Exhibit 21.1

Puget Energy, Inc.

SUBSIDIARIES

1.	Puget Sound Energy, Inc. 411 108th Avenue N.E., 15th floor Bellevue, WASHINGTON 98004-5515

2.	InfrastruX Group, Inc. 10900 N.E. Fourth Street, Suite 1900 Bellevue, WASHINGTON 98004-5515